CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Iconix Brand Group Inc.
New York, New York

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our reports dated March 18, 2005, relating to the consolidated financial statements and schedule of Iconix Brand Group, Inc. (formerly, Candie's, Inc.) appearing in the Company's Annual Report on Form 10-K for the period ended December 31, 2004 and of our report dated October 6, 2005, relating to the consolidated financial statements of JBC Holdings, LLC and Subsidiaries for the years ended December 31, 2004 and 2003, included in the Current Report on Form 8-K/A of Iconix Brand Group, Inc. for the event dated July 22, 2005.

We also consent to the reference to us under the caption "Experts" in the Prospectus.


/s/ BDO Seidman, LLP

BDO SEIDMAN, LLP
New York, New York
October 17, 2005